Exhibit 99.1

News Release

Intelsat Announces Proposed Redemption of Floating Rate Senior Notes due 2012

[LOGO] INTELSAT.

Pembroke, Bermuda, 3 January 2007

Intelsat, Ltd., the world’s largest provider of fixed satellite services, today announced that Intelsat Subsidiary Holding Company, Ltd. intends to redeem all of its outstanding $1.0 billion Floating Rate Senior Notes due 2012 (the “Notes”). Intelsat Subsidiary Holding Company, Ltd. has issued a notice of redemption pursuant to the indenture for the Notes stating that it intends to redeem all of the Notes on February 2, 2007 (the “Redemption Date”) at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest thereon to the Redemption Date (together, the “Redemption Payment”). The redemption of the Notes is conditioned upon Intelsat Subsidiary Holding Company, Ltd. receiving sufficient funds on the Redemption Date from a term loan borrowing by its parent Intelsat (Bermuda), Ltd. The term loan borrowing is expected to be made pursuant to a new unsecured credit agreement that Intelsat (Bermuda), Ltd. intends to enter into to fund the Redemption Payment, which borrowing will be guaranteed by Intelsat Subsidiary Holding Company, Ltd. and the same subsidiaries of Intelsat Subsidiary Holding Company, Ltd. that guarantee the Notes.

About Intelsat

Intelsat is the largest provider of fixed satellite services (FSS) worldwide and is the leading provider of these services to each of the media, network services and telecom and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact Dianne VanBeber dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat, Ltd. Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda www.intelsat.com T+1 441-294-1650 F+1 441-292-8300

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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